                                                      PRESS
                                                     RELEASE

                                                     CONTACT: Mike Paquette
                                                     (603) 640-2205

                        WHITE MOUNTAINS ENTERS DEFINITIVE
                    AGREEMENT TO SELL ITS STAKE IN FINANCIAL
                     SECURITY ASSURANCE HOLDINGS LTD. (FSA)

HAMILTON, Bermuda, March 14, 2000 - White Mountains Insurance Group, Ltd. has entered into a definitive agreement to sell its indirect, wholly-owned subsidiary, White Mountains Holdings, Inc. (which controls a substantial amount of its holdings of shares of the capital stock of FSA) as well as all its other holdings of FSA, to Dexia Credit local de France S.A. (Dexia) for total proceeds of $620.4 million. The transaction will occur only in connection with Dexia's pending merger with FSA in which all other outstanding shares of FSA will receive $76.00 cash per share. The price being paid White Mountains per FSA share owned is also $76.00. The merger agreement between FSA and Dexia is subject to, among other matters, regulatory approvals and the satisfaction of the conditions contained in Dexia's merger agreement with FSA, including the approval of FSA shareholders. The transaction, if approved, is expected to close mid-year 2000.

White Mountains expects that the transaction will serve to increase its December 31, 1999 book value (including deferred credits) by $270.3 million, after tax, or $45.47 per share.

White Mountains is traded on the New York Stock Exchange under the symbol WTM.